Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday Morning Corporation Announces CFO Departure

DALLAS, June 30, 2015 — Tuesday Morning Corporation (Nasdaq:TUES), a leading off-price retailer with over 750 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced that Jeffrey N. Boyer, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, has resigned his position effective as of July 22, 2015 to pursue other professional opportunities.

Tuesday Morning has commenced a comprehensive search for Mr. Boyer’s replacement with the assistance of an executive search firm.  Tuesday Morning currently anticipates that, following Mr. Boyer’s departure, its Vice President and Controller, Kelly Munsch, will be responsible for the Company’s accounting and finance functions on an interim basis until Mr. Boyer’s replacement is appointed.

Michael Rouleau, Tuesday Morning’s Chief Executive Officer, stated, “Tuesday Morning has unquestionably benefited from Jeff’s expertise and insight, and we are grateful for his success building a strong and enduring financial and administrative infrastructure that will serve us well moving forward as we continue to rebuild and support the long-term growth of our business.”

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ: TUES) is a leading off-price retailer specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise - never seconds or irregulars - at prices well below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 750 stores in 41 states. More information and a list of store locations may be found on our website at www.tuesdaymorning.com.

CONTACT:         Jonathan Morgan/Jennifer Sanders

PERRY STREET COMMUNICATIONS

214-965-9955